EXHIBIT 10.4A
AMENDMENT 2007-1
TO THE K-TRON INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     WHEREAS, K-Tron International, Inc. (the “Company”) maintains the K-Tron International, Inc. Supplemental Executive Retirement Plan (the “SERP”).
     WHEREAS, the Company desires to amend the SERP to (i) make changes necessary and appropriate to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations, (ii) provide that no further contributions shall be made to the SERP and (iii) as permitted by transition guidance set forth in proposed regulations to section 409A of the Code, provide that certain active participants in the SERP are permitted to make a payment election with respect to the timing of the distribution of their benefits under the SERP.
     WHEREAS, David Wilson is retiring in 2007 and is not eligible to make a payment election with respect to his benefits under the SERP according to guidance under section 409A, so the SERP amendment shall not apply to Mr. Wilson.
     NOW THEREFORE, the SERP is hereby amended as follows:
     1. A new Section 1.14A is added to read as follows:
     “1.15 ‘Key Employee’ means (i) an officer of the Company or its Affiliates having annual compensation greater than $130,000 (adjusted for inflation as described in section 416(i) of the Code), (ii) a five percent owner of the Company and its Affiliates, or (iii) a one percent owner of the Company and its Affiliates who has annual compensation from the Company and its Affiliates greater than $150,000, as determined by the Board in accordance with Code section 409A. The number of officers who are considered Key Employees shall be limited to 50 employees as described in Code section 416(i). The Board shall determine the Key Employees each year in accordance with Code section 416(i), the “specified employee” requirements of Code section 409A, and applicable regulations. Key employees shall be identified as of December 31 of each year with respect to the 12-month period beginning on the next following April 1.”
     2. A new Section 3.4 shall be added to read as follows:
     “3.4 Cessation of Contributions. Effective January 9, 2007, no further contributions shall be made under Section 3.1 or Section 3.2 of the Plan.”
     3. A new paragraph is added to the end of Section 4.1 to read as follows:
     “Notwithstanding any provision of the Plan to the contrary, if a Participant who is listed on Appendix A and who is a Key Employee becomes entitled to receive payment of his Account on account of separation from service, the payment may not be made earlier than six months following the date on which the Participant ceases to be employed by the Company or any Affiliate, if required by Code section 409A and the regulations thereunder. If payment is delayed pursuant to Code section 409A, the accumulated amounts withheld on account of Code section 409A shall be paid on the first business day after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the Participant’s Beneficiary on or around 90 days after the date of the Participant’s death.”

     4. A new Section 4.5 shall be added to read as follows:
     “4.5 Special Payment Election. Notwithstanding anything in the Plan to the contrary, as permitted under section 409A of the Code and the regulations issued thereunder, each Participant listed on Appendix A may make an election on or before December 31, 2007 as to the time of payment of amounts credited to his Account, on such terms as shall be determined by the Board, provided that the election shall apply only to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be payable in 2007 that would not otherwise be payable in 2007, consistent with guidance under Code section 409A.”
     5. A new Section 4.7 shall be added to read as follows:
     “4.7 Compliance with Section 409A. Notwithstanding any provision of the Plan to the contrary, no payment under the Plan to a Participant listed on Appendix A shall be made except upon a specified date or event as permitted by section 409A of the Code and applicable regulations. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated payment date occurs, or such other date as may be permitted under section 409A.”
6. This Amendment shall not apply to the benefits of David Wilson, and his benefits shall be administered according to the terms of the SERP as in effect on October 3, 2004, consistent with the “grandfather” provisions of section 409A of the Code.
7. This Amendment 2007-1 shall be effective as of January 9, 2007.
IN WITNESS WHEREOF, and as evidence of the adoption of the amendment set forth herein, the appropriate officer of the Company has executed this Amendment 2007-1 to the SERP, this 9th day of January, 2007.

K-Tron International, Inc.
By:	EDWARD B. CLOUES, II
Name:	Edward B. Cloues, II
Title:	Chairman and CEO
APPENDIX A
PARTICIPANTS ELIGIBLE TO MAKE PAYMENT ELECTIONS
Alan Sukoneck
Kevin Bowen